OCTOBER 2018 AMENDED AND RESTATED CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of October 1, 2018 (the “Effective Date”), is entered into by and between ENERGY FUELS INC., having an office at 225 Union Blvd., Suite 600, Lakewood, CO 80228 (herein referred to as “Company”), and LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation, having its headquarters at 655 Redwood Hwy., Suite 395, Mill Valley, CA (herein referred to as “Consultant”). Company and Consultant are sometimes referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Company desires to engage the services of Consultant to represent Company in investor communications and financial public relations with existing and prospective shareholders, brokers, dealers and other investment professionals with respect to Company’s current and proposed activities, and to consult with Company’s management concerning such activities;

AND WHEREAS the parties entered into a Consulting Agreement dated as of October 1, 2017 (the “Previous Consulting Agreement”), which was approved by the shareholders of Company on May 30, 2018 with respect to the provision of such services;

AND WHEREAS the parties desire to amend and restate the Previous Consulting Agreement to extend the term of such agreement and to make certain other ancillary amendments thereto.

AGREEMENT

NOW THEREFORE, in consideration of the mutual obligations contained herein, the parties agree as follows:

1)
Initial Term. Company hereby agrees to retain the Consultant as an independent contractor to act in a consulting capacity to Company upon the terms and conditions hereinafter set forth, and Consultant hereby agrees to provide such services to Company commencing on the Effective Date and ending on September 30, 2019 (the “Initial Term”), unless earlier terminated pursuant to Section 13 of this Agreement or extended pursuant to Section 2 of this Agreement.

2)
Extension Period(s). The Initial Term of this Agreement may be extended at the end of the Initial Term for a one-year period and at the end of such one-year extension period for an additional one-year period, for a total of up to two one-year extension periods after the end of the Initial Term (each an “Extension Period”), by mutual agreement of the parties. The Initial Term as so extended is referred to herein as the “Term” of this Agreement. Any such one-year extensions shall be determined by the parties in advance of the then current Term’s expiration.

3)	Duties of Consultant. Subject to all applicable laws, regulations, and stock exchange rules, Consultant agrees that it will generally provide the following consulting services:

a)
consult and assist Company in developing and implementing appropriate plans and means for presenting Company and its business plans, strategy and personnel to the financial community, establishing an image for Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

b)	introduce Company to the financial community;

c)
with the cooperation of Company, maintain an awareness during the term of this Agreement of Company’s plans, strategy and personnel, as they may evolve during such period, and consult and assist Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

d)
assist and consult with Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

e)
perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to Consultant by Company); preparing reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such reports and communications; and, at Company’s request and subject to Company’s securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

f)	upon Company’s direction and approval, disseminate information regarding Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

g)
upon Company’s approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding Company’s plans, goals and activities, and assist Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

h)
at Company’s request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising Company of the public relations implications thereof;

i)	assist Company in raising capital through introductions (it is understood Consultant is not an “investment banking” firm and may not receive any commission for such introductions); and

j)	otherwise perform as Company’s consultant for public relations and relations with financial professionals.

Consultant will not publish or distribute electronically or otherwise any written materials relating to Company or its business or affairs without the prior written approval of Company.

4)
Allocation of Time and Energies. Consultant agrees to perform and discharge faithfully the responsibilities which may be assigned to Consultant from time to time by the officers and fully authorized representatives of Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, Consultant agrees that it will perform the duties set forth in this Agreement in a diligent and professional manner. It is explicitly understood that Consultant’s performance of its duties hereunder will in no way be measured by the price of the Company’s common shares (“Common Shares”), nor the trading volume of the Common Shares. It is also understood that Company is entering into this Agreement with Consultant, and not any individual member of Consultant. Consultant will not be deemed to have breached this Agreement if any member, officer or director of Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided Consultant otherwise performs its obligations under this Agreement.

5)	Compensation.

a)	Fees.

As full and complete compensation for undertaking this engagement and for performance of the services described herein, Company shall pay to Consultant:

(i)    During the Initial Term, US$60,000 per calendar quarter, payable in arrears, at the end of each quarter for services performed during the quarter; and
(ii)    During each Extension Period, an amount per calendar quarter, payable in arrears, at the end of each quarter for services performed during the quarter, to be determined by mutual agreement of the parties prior to commencement of the Extension Period.

b)	Fees Payable in Common Shares

Subject to Section 5 d) below, all fees payable hereunder during the Term of this Agreement shall be paid in Common Shares at the applicable issue price (the “Issue Price”) determined in accordance with Section 5 c) below.

The resale of all Common Shares issued under this Agreement shall be restricted in accordance with Rule 144 under (“Rule 144”) the Securities Act of 1933 (the “Securities Act”), as adopted by the U.S. Securities and Exchange Commission (“SEC”) and applicable Canadian securities laws and Toronto Stock Exchange rules. The Common Shares to be issued under this Agreement will be duly authorized by Company’s Board of Directors on or prior to the date of issuance of such shares.

c)	Determination of Issue Price.

The Issue Price will be determined as follows:

(i)    the Issue Price for all Common Shares issued for services performed during the first calendar quarter of the Initial Term (which quarter shall start on the Effective Date and end on December 31, 2018) shall be US$3.1832 per share (the “Initial Term First Quarter Price”), which is the volume weighted average price of the Common Shares on the NYSE American for the 5 trading days ending on and including September 28, 2018 (the last trading day before the Effective Date);
(ii)    the Issue Price for all Common Shares issued for services performed during each subsequent calendar quarter of the Initial Term shall be the greater of: (A) the Initial Term First Quarter Price; and (B) the volume weighted average price of the Common Shares on the NYSE American for the 5 trading days ending on the day prior to commencement of such quarter; and
(iii)    the Issue Price for all Common Shares issued during any Extension Period shall be as determined by mutual agreement of the parties prior to commencement of the Extension Period.

d)	Maximum Number of Shares to be Issued Under this Agreement.

Notwithstanding any other provision in this Agreement, the maximum number of Common Shares that may be issued under this Agreement and the Previous Consulting Agreement, taken together, shall not exceed 900,000 Common Shares in total, without prior approval of the shareholders of the Corporation, and without prior receipt of all applicable regulatory and stock exchange approvals.

6)	Restricted Securities.

a)	Consultant Representations & Warranties. Consultant acknowledges, represents, warrants and agrees as follows:

(i)
the Common Shares will be issued by Company to Consultant in reliance on the exemption from Canadian prospectus and registration requirements set out in Section 2.24 of National Instrument 45-106 – Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators, and are not subject to a hold period under Canadian securities laws and regulations. Consultant acknowledges and confirms that it has not been induced to accept the Common Shares in partial satisfaction of its compensation hereunder by expectation of the engagement or continued engagement of Consultant to provide services to Company or its affiliates;

(ii)
Consultant has had the opportunity to ask questions of and receive answers from Company regarding the acquisition of the Common Shares, and has received all the information regarding Company that it has requested;

(iii)
Consultant acknowledges that the Common Shares are highly speculative in nature and Consultant has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Common Shares, Consultant has not relied upon Company for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers. Consultant is able, without impairing its financial condition, to bear the economic risk of, and withstand a complete loss of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interests in connection with its investment in the Common Shares;

(iv)
Consultant acknowledges that Company may be required to file a report of trade with applicable Canadian securities regulators containing personal information about Consultant and that Company may also be required pursuant to applicable securities laws to file this Agreement on SEDAR and EDGAR. By executing this Agreement, Consultant authorizes the indirect collection of the information described in this Section by all applicable securities regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable securities regulators and (ii) the filing of this Agreement on SEDAR and EDGAR;

(v)
Consultant acknowledges that the Common Shares have not been and will not be registered under the Securities Act, or applicable state securities laws, and the Common Shares are being offered and sold to Consultant in reliance upon Rule 506(b) of Regulation D and/or Section 4(a)(2) under the Securities Act;

(vi)	Consultant is an Accredited Investor as defined in Rule 501(a) of Regulation D under the Securities Act;

(vii)
Consultant acknowledges that it is not acquiring the Common Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(viii)
Consultant acknowledges that it is not acquiring the Common Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the Securities Act) in the United States in respect of any of the Common Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Common Shares; provided, however, that Consultant may sell or otherwise dispose of any of the Common Shares pursuant to registration of any of the Common Shares pursuant to the Securities Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(ix)
Consultant understands and agrees not to engage in any hedging transactions involving any of the Common Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state and provincial securities laws;

(x)
Consultant acknowledges that the Common Shares are “restricted securities”, as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the Securities Act and applicable state securities laws, and Consultant agrees that if it decides to offer, sell, pledge or otherwise transfer, directly or indirectly, any of the Common Shares absent such registration, it will not offer, sell, pledge or otherwise transfer, directly or indirectly, any of the Common Shares, except:

A.	to Company; or

B.
outside the United States in an “offshore transaction” in compliance with the requirements of Rule 904 of Regulation S under the Securities Act, if available, and in compliance with applicable local laws and regulations; or

C.
in compliance with an exemption from registration under the Securities Act provided by (a) Rule 144 or (b) Rule 144A thereunder, if available, and in accordance with any applicable state securities or “Blue Sky” laws; or

D.	in a transaction that does not require registration under the Securities Act or any applicable state securities laws; and

E.
in the case of subparagraphs (ii), (iii) or (iv), it has furnished to Company and to Company’s transfer agent an opinion of counsel of recognized standing in form and substance satisfactory to Company and to Company’s transfer agent to such effect.

a)	Legend Requirements. Consultant acknowledges that the certificates representing the Common Shares shall bear a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO ENERGY FUELS INC., (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO ENERGY FUELS INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO ENERGY FUELS INC. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

Notwithstanding the foregoing, if the certificates representing the Common Shares have been held by Consultant for a period of at least six (6) months after the respective payment dates, and if Rule 144 under the Securities Act is applicable (there being no representations by Company that Rule 144 is applicable), and subject to the restrictions set forth hereof, Consultant may make sales of the Common Shares only under the terms and conditions prescribed by Rule 144 of the Securities Act or other exemptions therefrom and provided that Consultant provides an opinion of counsel of recognized standing in form and substance satisfactory to Company and Company’s transfer agent to the effect that the U.S. restrictive legend is no longer required under applicable requirements of the Securities Act.

b)	TSX Requirements. The certificate(s) evidencing the Common Shares shall bear a legend (the “TSX Legend”) as required by Section 607.1 of the TSX Company Manual, substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

In accordance with Section 607.1 of the TSX Company Manual, the TSX Legend may be removed at such time as the U.S. Legend has been removed.

7)	Required Approvals.

a)	Stock Exchange Approvals

This Agreement and the issuance of the Common Shares contemplated herein have been approved by the Toronto Stock Exchange and NYSE American LLC.

b)	Shareholder Approval

The issuance of Common Shares hereunder has been approved by the shareholders of the Corporation on May 30, 2018.

8)
Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, and the like), other than extraordinary items (travel required, or specifically requested, by Company, luncheons or dinners to large groups of investment professionals, investor conference calls, print advertisements in publications, and the like) approved by Company prior to it incurring an obligation for reimbursement.

9)
Indemnification. Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by Company with respect to financial affairs, operations, profitability and strategic planning of Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Consultant’s communication or dissemination of any said information, documents or materials in accordance with the terms of this Agreement. Consultant will protect, indemnify and hold harmless Company against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Consultant’s communication or dissemination of any information, documents or materials related to Company that had not previously been approved by Company.

10)
Compliance with Laws. Consultant (on its own behalf and on behalf of any and all related parties, affiliates, owners, members, employees, officers, and directors) agrees that it (and such persons) will comply with all laws, rules and regulations related to the activities on behalf of Company contemplated pursuant to this Agreement. Consultant shall provide a prominent notice on all newsletters and websites/webcasts/interview materials and other communications with investors or prospective investors in which Consultant could be perceived to be giving advice or making a recommendation that Consultant has been compensated for its services and, if applicable, received or owns stock of Company (directly or indirectly) specifically referencing Company by name and the number of shares received (directly or indirectly) and will profit from its activities on behalf of Company. If asked, Consultant agrees that it will not conceal at any time if it will, directly or indirectly, be selling shares while promoting the stock and recommending that investors purchase the stock of Company. Consultant covenants and agrees that it will at all times engage in acts, practices and courses of business that comply with Section 17(a) and (b) of the Securities Act, as amended, as well as Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has adopted policies and procedures adequate to assure all of Consultant’s personnel are aware of the limitation on their activities, and the disclosure obligations, imposed by such laws and the rules and regulations promulgated thereunder. Consultant is aware that the federal securities laws restrict trading in Company’s securities while in possession of material non-public information concerning Company, as well as the requirements of Regulation FD that prohibit communications of material non-public information, and the requirements thereof in the event of an unintentional or inadvertent non-public disclosure. Consultant agrees to immediately inform Company in the event that an actual or potential Regulation FD disclosure has occurred and assist counsel in the method by which corrective steps should be taken. Consultant acknowledges that with respect to any Common Shares now or at any time hereafter beneficially owned by Consultant or any of its affiliates, that it will refrain from trading in Company’s securities while Consultant or any such affiliate is in possession of material non-public information concerning Company, its financial condition, or its business and affairs or prospects.

11)
Representations of Consultant. Consultant represents that it is not required to maintain any licenses or registrations under federal or state regulations necessary to perform the services set forth herein, and that it is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of applicable federal and/or state securities laws and regulations and it is not required to register as a broker-dealer pursuant to Section 15(b) of the Exchange Act and state securities laws. Consultant further represents that the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant represents that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Company acknowledges that, to the best of its knowledge, it has not violated any rule or provision of any regulatory agency having jurisdiction over Company. Company represents that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

12)
Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as an independent contractor, and not as an employee, officer or other agent of Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payments shall be made or provided for by Consultant, and Company shall have no responsibility or obligations regarding such matters. Neither Company nor Consultant possesses the authority to bind the other party in any agreements without the express written consent of the entity to be bound.

13)
Termination. Company may terminate this Agreement at the end of any calendar quarter during the Term for any reason or no reason, upon providing 10 calendar days’ prior written notice to Consultant. In the instance one or both parties do not wish to renew this Agreement for an additional Extension Period, the Agreement shall automatically terminate upon the expiration of the then current term. In the event of any such termination or automatic termination, Company shall pay Consultant all fees accrued to the end of the quarter of termination. Company shall have no obligation to pay any fees to Consultant after termination. Notwithstanding the foregoing, termination in any instance shall not relieve either party from its obligations incurred prior to the effective date of termination, including the obligation to pay all accrued fees and any obligations hereunder arising out of any act or omission of the parties prior to the effective date of termination.

14)
Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in connection with such action or proceeding, in addition to any other relief to which it may be entitled.

15)	Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

16)
Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with either the laws of the State of Colorado. The parties agree that Denver, Colorado shall be the venue of any dispute.

17)
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant’s activities or remuneration under this Agreement, shall be settled by binding arbitration in Denver, Colorado in accordance with customary rules of arbitration and any judgment on an award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction of such matters.

18)
Complete Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and hereby supersedes and replaces any prior oral or written agreements between the parties hereto, including without limitation the Previous Consulting Agreement. This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

19)
Confidentiality. In the course of carrying out its duties under this Agreement, Consultant may from time to time receive or become aware of material, non-public information regarding Company, or proprietary information that is valuable, special and a unique asset of Company and/or its business and operations (the “Confidential Information”). Except as may be required by law, Consultant agrees to hold this Agreement and the Confidential Information in strict confidence, according the same protection to such information as it accords to its own proprietary and confidential information for a period of two (2) years following the expiration or termination of this Agreement. Consultant shall not disclose the Confidential Information to any third party without the prior written consent of Company. Consultant hereby acknowledges and agrees that it is aware that the securities laws of the United States prohibit any person who has received from an issuer of securities material, non-public information or insider information (such as may form part of the Confidential Information) from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. If Consultant becomes aware of any Confidential Information, Consultant shall not disclose such information to any party, except as may be required by law pursuant to a written opinion of competent counsel. Consultant shall instruct its officers, directors, employees, agents, and affiliates of the confidentiality obligations described herein and shall be responsible for any unauthorized disclosure by these parties.

In witness whereof, the parties affix their signatures as of the dates set out below:

ENERGY FUELS INC. By: /s/ Mark S. Chalmers Mark S. Chalmers, President and CEO Date: October 1, 2018	LIVIAKIS FINANCIAL COMMUNICATIONS, INC. By: /s/ John Liviakis John Liviakis, CEO Date: October 1, 2018

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